Exhibit (h)(iv)

SERVICES AGREEMENT

• FUND COMPLIANCE SERVICES

• FUND ACCOUNTING SERVICES

THE ENTERPRISE GROUP OF FUNDS, INC.

NOVEMBER 1, 2004

SERVICES AGREEMENT

SERVICES AGREEMENT

Table of Contents (continued)

Page
Schedule A — Fees and Expenses	A-1

Schedule B — General Description of Fund Compliance Services	B-1

Schedule C — Description of Fund Accounting Services	C-1

SERVICES AGREEMENT

AGREEMENT made as of November 1, 2004 by and among AXA Equitable Life Insurance Company (“Equitable”), a New York Stock Life Insurance Company, and J.P. Morgan Investor Services Co. (“J.P. Morgan”), a Delaware corporation, for services to be provided to The Enterprise Group of Funds, Inc. (the “Fund”), a Maryland corporation.

WITNESSETH:

WHEREAS, the Fund is registered as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Equitable is responsible for the provision of certain accounting and compliance services with respect to the Fund, including its constituent series or portfolios (the “Portfolios” and each a “Portfolio”), pursuant to a separate Mutual Fund Service Agreement between the Fund and Equitable; and

WHEREAS, Equitable wishes to delegate to J.P. Morgan the provision of certain accounting and compliance services with respect to the Fund, and J.P. Morgan is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. APPOINTMENT. Equitable hereby appoints J.P. Morgan to provide certain accounting and compliance services for the Fund, as described hereinafter, subject to the supervision of Equitable, for the period and on the terms set forth in this Agreement. J.P. Morgan accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5, of and Schedule A to this Agreement.

2. REPRESENTATIONS AND WARRANTIES.

(a) J.P. Morgan represents and warrants to Equitable that:

(i) J.P. Morgan is a corporation, duly organized and existing under the laws of the State of Delaware;

(ii) J.P. Morgan is duly qualified to carry on its business in the Commonwealth of Massachusetts in performance of its duties under this Agreement;

(iii) J.P. Morgan is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

(iv) all requisite corporate proceedings have been taken to authorize J.P. Morgan to enter into and perform this Agreement;

(v) J.P. Morgan has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vi) no legal or administrative proceedings have been instituted or threatened which would impair J.P. Morgan’s ability to perform its duties and obligations under this Agreement; and

(vii) J.P. Morgan’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of J.P. Morgan or any law or regulation applicable to J.P. Morgan;

(b) Equitable represents and warrants to J.P. Morgan that:

(i) Equitable is a corporation, duly organized and existing under the laws of the State of New York;

(ii) Equitable is duly qualified to carry on its business in the Commonwealth of Massachusetts in performance of its duties under this Agreement;

(iii) Equitable is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

(iv) all requisite corporate proceedings, have been taken to authorize Equitable to enter into and perform this Agreement;

(v) no legal or administrative proceedings have been instituted or transferred which would impair Equitable’s ability to perform its duties and obligations under this Agreement;

(vi) Equitable’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Equitable or any law or regulation applicable to Equitable;

(vii) the Fund is an investment company properly registered under the 1940 Act;

(viii) with respect to the Fund, a registration statement under the Securities Act of 1933, as amended (“1933 Act”) and the 1940 Act on Form N-1A has been filed and will be effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement; and

(ix) the Fund’s registration statements comply in all material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and none of the Fund’s prospectuses and/or statements of additional information contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading.

3. DELIVERY OF DOCUMENTS. Equitable will promptly furnish to J.P. Morgan such copies, properly certified or authenticated, of contracts, documents and other related information that J.P. Morgan may request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

(a) The Fund’s Articles of Incorporation;

(b) The Fund’s By-Laws;

(c) The Fund’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (“SEC”);

(d) The Fund’s registration statement including exhibits, as amended, on Form N-1A (the “Registration Statement”) under the 1933 Act and the 1940 Act, as filed with the SEC;

(e) Copies of the Investment Management Agreements between the Fund and AXA Equitable Life Insurance Company and Enterprise Capital Management, Inc. (“Enterprise Capital”) (each a “Manager” and collectively, the “Managers”) of the applicable Portfolios (the “Management Agreements”);

(f) Copies of each of the Investment Advisory Agreements between the Managers and the Fund’s investment sub-advisers;

(g) Opinions of counsel and auditors’ reports;

(h) The Fund’s prospectus(es) and statement(s) of additional information relating to all Funds, series, and classes, as applicable, and all amendments and supplements thereto (such prospectus(es) and statement(s) of additional information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the “Prospectuses”); and

(i) Such other material agreements as the Fund may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

4. SERVICES PROVIDED.

(a) Subject to the control, direction and supervision of Equitable and in compliance with the objectives, policies and limitations set forth in the Fund’s Registration Statement, Articles of Incorporation and By-Laws; applicable laws and regulations; and all resolutions and policies implemented by the Fund, J.P. Morgan will provide the following services:

(i) Specified Fund Compliance Services; and

(ii) Fund Accounting.

A general description of each of the above services is contained in Schedules B and C, respectively, to this Agreement.

(b) J.P. Morgan will also:

(i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of J.P. Morgan or a corporate affiliate of J.P. Morgan);

(ii) provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;

(iii) furnish equipment and other materials, which are necessary or desirable for provision of the services contemplated herein; and

(iv) keep records relating to the services contemplated herein in such form and manner as J.P. Morgan may deem appropriate or advisable. To the extent required by Section 31 of the 1940 Act and the rules thereunder, J.P. Morgan agrees that all such records prepared or maintained by J.P. Morgan relating to the services provided hereunder are the property of the Fund and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at Equitable’s expense, and made available in accordance with such Section and rules.

5. FEES AND EXPENSES.

(a) As compensation for the services rendered to Equitable pursuant to this Agreement, as set forth in Section 4 and Schedules B and C hereof, Equitable shall pay J.P. Morgan monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

(b) For the purpose of determining fees calculated as a function of the Fund’s assets, the value of the Fund’s net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board of Directors of the Fund (the “Board”).

(c) Equitable may request additional services, additional processing, or special reports, with such specifications and requirements as may be reasonably required by J.P. Morgan. If J.P. Morgan elects to provide such services or arrange for their provision, it shall be entitled to additional fees and expenses at its customary rates and charges or as agreed upon with Equitable.

(d) J.P. Morgan will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. Equitable agrees to bear all expenses that are incurred in the Fund’s and its own Fund-related operations and not specifically assumed by J.P. Morgan. Equitable agrees to promptly reimburse J.P. Morgan for any services, equipment or supplies ordered by or for Equitable or the Fund through J.P. Morgan and for any other expenses that J.P. Morgan may incur on Equitable’s or the Fund’s behalf at Equitable’s or the Fund’s request or as consented to by Equitable or the Fund. J.P. Morgan and Equitable acknowledge that other expenses to be incurred in the operation of the Fund and to be borne by the Fund, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of Fund officers and directors who are not officers, directors, shareholders or employees of J.P. Morgan; SEC and state registration and qualification fees, levies, fines and other charges; EDGAR filing fees, processing services and related fees; postage and mailing costs; costs of share certificates;

management and investment advisory, transfer agency, distribution, shareholder service and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of trust existence; expenses of typesetting and printing of Fund prospectuses for regulatory purposes and for distribution to current shareholders of the Fund (for classes of shares of any of the Funds, that have adopted a Rule 12b-1 plan, such classes of shares may bear the expense of all other printing, production, and distribution of prospectuses, and marketing materials provided to potential investors); expenses of printing and production costs of shareholders’ reports and proxy statements and materials; expenses of proxy solicitation, proxy tabulation and Fund shareholder meetings; costs and expenses of Fund stationery and forms; costs associated with Fund shareholder and Board meetings; trade association dues and expenses; reprocessing costs to J.P. Morgan caused by third party errors; and any extraordinary expenses and other customary Fund expenses. In addition, J.P. Morgan may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services in connection with determining the net asset values of the Fund. Equitable will reimburse J.P. Morgan for the Fund’s share of the cost of such services based upon the actual usage, or a pro-rata estimate of the use, of the services for the benefit of the Fund.

(e) All fees, out-of-pocket expenses, or additional charges as agreed to hereunder of J.P. Morgan shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

(f) In the event that Equitable is more than ninety (90) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by Equitable), this Agreement may be terminated upon thirty (30) days’ written notice to Equitable by J.P. Morgan. Equitable must notify J.P. Morgan in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

6. LIMITATION OF LIABILITY AND INDEMNIFICATION.

(a) J.P. Morgan shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by Equitable or the Fund, in connection with the matters to which this Agreement relates, except for a loss or expense caused by or resulting,

(i) from willful misfeasance, bad faith or negligence on J.P. Morgan’s part in the performance of its duties;

(ii) from reckless disregard by J.P. Morgan of its obligations and duties under this Agreement;

(iii) from J.P. Morgan’s refusal or failure to comply with the terms of this Agreement; or

(iv) the breach of any representation or warranty of J.P. Morgan.

In no event shall J.P. Morgan be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if J.P. Morgan has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b) Subject to Section 6(a) above, J.P. Morgan shall not be responsible for, and Equitable shall indemnify and hold J.P. Morgan harmless from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities incurred by J.P. Morgan, any of its agents, or Equitable’s or the Fund’s agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

(i) any and all actions of J.P. Morgan or its officers or agents required to be taken pursuant to this Agreement;

(ii) the reliance on or use by J.P. Morgan or its officers or agents of information, records, or documents which are received by J.P. Morgan or its officers or agents and furnished to them by or on behalf of Equitable or the Fund, and which have been prepared or maintained by Equitable or the Fund or any third party on behalf of Equitable or the Fund;

(iii) Equitable’s refusal or failure to comply with the terms of this Agreement or Equitable’s lack of good faith, or its/their actions, or lack thereof, involving negligence or willful misfeasance;

(iv) the breach of any representation or warranty of Equitable hereunder;

(v) the reliance on or the carrying out by J.P. Morgan or its officers or agents of any proper instructions reasonably believed to be duly authorized;

(vi) any delays, inaccuracies, errors in or omissions from information or data provided to J.P. Morgan by data, corporate action pricing services or securities brokers and dealers;

(vii) the offer or sale of shares by the Fund in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Fund or its service providers and agents other than J.P. Morgan, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Fund prior to the effective date of this Agreement;

(viii) any failure of the Fund’s registration statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Fund’s prospectus;

(ix) the failure of Equitable or by the Fund and its distributor to comply with applicable securities, tax, commodities and other laws, rules and regulations, and

(x) all actions, inactions, omissions, or errors caused by or resulting from the willful misfeasance, bad faith or negligence of third parties to whom J.P. Morgan, Equitable or the Fund has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by Equitable or by the Fund.

(c) In performing its services hereunder, J.P. Morgan shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from Equitable, the Fund and their custodians, officers and directors, investors, agents and other service providers which J.P. Morgan reasonably believes to be genuine, valid and authorized, and shall be indemnified by Equitable for any loss or expense caused by such reasonable reliance.

7. DURATION AND TERMINATION.

(a) This Agreement shall become effective on the date first written above. Unless sooner terminated as provided in this Section 7(a), this Agreement shall continue in effect until one year after the date first written above. Thereafter, this Agreement shall continue until terminated by either party. A terminating party shall provide a written notification to the other party of its intention to terminate at least 120 days prior to termination.

(b) Upon termination of this Agreement, Equitable shall pay to J.P. Morgan such compensation, any out-of-pocket or other reimbursable expenses, or other charges which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later.

8. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to Equitable:

AXA Equitable Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

Attention: Steven M. Joenk

Fax: 212-707-7348

If to J.P. Morgan:

J.P. Morgan Investor Services Co.

73 Tremont Street

Boston, MA 02108

Attention: Chief Executive Officer

Fax: 617-557-8616

9. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

10. FORCE MAJEURE. J.P. Morgan shall not be responsible or liable for any harm, loss or damage suffered by Equitable or the Fund, its investors, or other third parties or for any failure or delay in performance of J.P. Morgan’s obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond J.P. Morgan’s control. In the event of a force majeure, any resulting harm, loss, damage, failure or delay by J.P. Morgan will not give Equitable the right to terminate this Agreement.

11. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

12. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

13. HEADINGS. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

14. GOVERNING LAW. This Agreement shall construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

15. CONFIDENTIALITY. J.P. Morgan agrees that it shall not use confidential information of the Fund for any purpose other than to carry out its obligations under this Agreement, and further agrees that it shall not disclose such confidential information to any person or entity other than (i) affiliates of J.P Morgan to the extent appropriate to carry out its obligations under this Agreement, (ii) non-affiliated third parties who have entered into written contractual arrangements with J.P. Morgan and only to the extent necessary to carry out J.P. Morgan’s obligations under this Agreement, (iii) at the direction of the Fund or Equitable, (iv) as required by law, or (v) as may be requested by regulators or as otherwise permitted by law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Steven M. Joenk
Name:	Steven M. Joenk
Title:	Senior Vice President

J.P. MORGAN INVESTOR SERVICES CO.

By:	/s/ Virginia M. Meany
Name:	Virginia M. Meany
Title:	Chief Executive Officer

SERVICES AGREEMENT

THE ENTERPRISE GROUP OF FUNDS, INC.

SCHEDULE A

FEES AND EXPENSES

NOVEMBER 1, 2004

Fund Accounting and Fund Compliance Services

Annual Fixed Charge (Non Multi-Managed)
Monthly prorate charge to each fund. *	$150,000

Annual Fixed Charge (Multi-Managed)
Composite Fee	$2,000
Per Sleeve Fee	$25,000

Basis Point Charge
Based on average net assets:*
First $3 billion	1.50 bp
Next $3 billion	1.25 bp
Next $4 billion	1.00 bp
Next $10 billion	0.75 bp

Out of Pocket Charges

Equitable and/or the Fund will reimburse J.P. Morgan reasonable out-of-pocket expenses incurred on their behalf.

*	Fund list aggregated with those of AXA Enterprise Funds Trust.

A-1

SERVICES AGREEMENT

SCHEDULE B

GENERAL DESCRIPTION OF FUND COMPLIANCE SERVICES

I.	Financial and Tax Reporting

A.	Prepare management reports and Board of Directors materials, such as unaudited financial statements and summaries of dividends and distributions.

B.	Report Fund performance to outside services as directed by Fund management.

C.	Calculate dividend and capital gain distributions in accordance with distribution policies detailed in the Fund’s prospectus(es) or Board resolutions. Assist Fund management in making final determinations of distribution amounts.

D.	Estimate and recommend year-end dividend and capital gain distributions necessary to avoid the excise tax on undistributed income of a regulated investment company (“RIC”) under Section 4982 of the Internal Revenue Code of 1986, as amended (the “Code”) regarding minimum distribution requirements.

E.	Working with the Fund’s public accountants or other professionals, prepare and file Fund’s Federal tax return on Form 1120-RIC along with New York State and New York City tax returns, as applicable. Prepare and file Federal Excise Tax Return (Form 8613). Preparation of all other applicable state tax returns will be completed as directed by the Fund’s public accountant or Equitable.

F.	Prepare for filing Form N-SAR and Item 1 of Forms N-CSR and N-Q. Send such data to the Fund’s or Equitable’s selected printer for Edgarization (formatting) and filing with the SEC.

G.	Prepare and coordinate printing of Fund’s semi-annual and annual reports to shareholders.

H.	Provide to Equitable or the Fund’s transfer agent, the portion, if any, of the distributions made by the Funds during the prior calendar year that were exempt-interest dividends under Section 852 (b)(5)(A) of the Code And/or were capital gain distributions under Section 852(b)(3)(A) of the Code. Provide Form 1099 recharacterizations, when necessary, and supplemental information for applicable Portfolios.

I.	Provide Form 1099-MISC to persons other than corporations (i.e., Directors) to whom the Fund paid more than $600 during the year.

J.	Provide financial information for Fund proxies and prospectuses including expense table.

II.	Portfolio Compliance

A.	Assist with monitoring and periodically testing each Portfolio’s compliance with investment restrictions (e.g., issuer or industry diversification, etc.) listed in the current prospectus(es) and Statement(s) of Additional Information, although primary responsibility for such compliance shall remain with the Fund’s investment advisers or Equitable.

B.	Assist with monitoring and periodically testing each Portfolio’s and the Fund’s compliance with the requirements of Section 851 of the Code and applicable Treasury Regulations for qualification as a RIC, although primary responsibility for such compliance shall remain with the Fund’s investment advisers or Equitable.

C.	Assist with monitoring and periodically testing, including on required quarterly testing dates, each Portfolio’s compliance with the requirements of Section 817(h) of the Code and applicable Treasury Regulations, although a primary responsibility for such compliance shall remain with the Fund’s investment advisers or Equitable.

D.	Assist with monitoring the investment Managers’ and sub-advisers compliance with Board directives such as “Approved Issuers Listings for Repurchase Agreements”, Rule 17a-7, and Rule 12d-3 procedures, although primary responsibility for such compliance shall remain with the Fund’s investment advisers or Equitable.

E.	Mail quarterly requests for “Securities Transaction Reports” to the Fund’s Directors and Officers and “access persons” under the terms of the Fund’s Code of Ethics and SEC regulations.

III.	Regulatory Affairs and Corporate Governance

A.	Provide support with respect to collection of quarterly materials for Board meetings.

B.	Provide support with respect to routine regulatory examinations or investigations of the Fund.

C.	Prepare Rule 24f-2 Notices and file with the SEC.

D.	Prepare and distribute updates to the Fund’s compliance manual.

IV.	General Services

A.	Prepare Fund, Portfolio, series or class expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of average daily net assets (e.g., management, advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, registration fees, directors’ fees, etc.).

B.	For new Portfolios and classes, obtain Employer or Taxpayer Identification Number and CUSIP numbers, as necessary. Estimate expenses and monitor against actual disbursements.

C.	Coordinate all communications and data collection with regard to any regulatory examinations and yearly audits by independent accountants.

SERVICES AGREEMENT

SCHEDULE C

DESCRIPTION OF FUND ACCOUNTING SERVICES

I.	General Description

J.P. Morgan shall provide the following accounting services to the Fund:

A.	Maintenance of the books and records for the Fund’s assets, including records of all securities transactions.

B.	Calculation of each Fund’s or class’s Net Asset Value in accordance with the Fund’s Prospectus.

C.	Accounting for dividends and interest received and distributions made by the Fund.

D.	Coordinate with the Fund’s independent auditors with respect to the annual audit, and as otherwise requested by the Fund.

E.	As mutually agreed upon, J.P. Morgan will provide domestic and/or international reports.

C-1